Rimage Corporation 7725 Washington Avenue South Minneapolis, MN 55439 USA www.rimage.com ph: 952.944.8144 fax: 952.944.7808

Exhibit 10.1

November 4, 2009

Mr. Sherman Black

[address]

[address]

Dear Sherman:

I am pleased to confirm the Board’s decision today to appoint you as the Company’s President and Chief Executive Officer and to elect you to serve as a member of the Board of Directors of Rimage effective January 1, 2010. In connection with your promotion to Chief Executive Officer, you will receive the following:

2010 Base Salary:	$375,000 on an annualized basis, effective January 1, 2010

2010 Bonus Opportunity:	60% of Base Salary

Stock Options:	50,000 option shares, issued on January 1, 2010, vesting in equal amounts over four years

All of the other terms and conditions of your employment will remain in place without change.

Sherman, since you joined Rimage in early 2009, you have demonstrated your leadership and executive capabilities. You have the full confidence of the Rimage Board as you assume your new role as Chief Executive Officer. We look forward to the future of Rimage under your leadership.

Sincerely,

/s/ James L. Reissner

James L. Reissner
Chairman of the Board

Accepted and Agreed to:

Dated: November 4, 2009	/s/ Sherman Black
Sherman Black